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                                                                   EXHIBIT 99.2

United Pan Europe Communications NV (ticker: UPCOY, exchange: Nasdaq) News Release - Friday, July 30, 1999

           UPC FINALISES EUROPE'S LARGEST HIGH YIELD BOND OFFERING

Amsterdam, The Netherlands, July 30/PRNewswire/--United Pan-Europe Communications (Nasdaq: UPCOY; Amsterdam: UPC) has today announced that it has completed its $1.5 billion bond offering. The offering consists of three tranches: $800 million of ten year Senior Notes due 2009 with a 10-7/8% coupon; 300 million Euros of ten year Senior Notes due 2009 with a coupon of 10-7/8%; and $735 million aggregate principal amount of ten year 12-1/2 Senior Discount Notes due 2009. The Senior Discount Notes were sold at 54.521% of the face amount yielding gross proceeds of $400 million and will accrue but not pay interest until 2004. Total gross proceeds from the sale of the Senior Notes and Senior Discount Notes are $1.5 billion.

The $800 million of Senior Notes will be swapped into Euros to minimize UPC's currency and interest rate exposure. The swap will yield an average rate on the swap portion of 7.8% and a weighted average interest rate on the total $1.5 billion offering of 9.7%.

Headquartered in Amsterdam, UPC is one of the most innovative broadband communications companies in Europe and owns and operates one of the largest pan-European groups of broadband communication networks. UPC provides cable television, telephony, high-speed Internet access and programming services in twelve countries across Europe, subject to completion of the @Entertainment acquisition, and in Israel. As of March 31st 1999, subject to closure of recently announced acquisitions, UPC's systems passed approximately 8.8 million homes with 5.5 million basic cable subscribers. In addition, UPC systems had 118,000 telephone access lines as well as 35,000 broadband Internet access subscribers. UPC completed an IPO in February 1999 and its shares are traded on the Amsterdam Stock Exchange ("UPC") and NASDAQ ("UPCOY").

UPC is a consolidated subsidiary of Denver based UnitedGlobalCom Inc. ("United"), (Nasdaq: "UCOMA"). Microsoft has an interest of approximately 7.8% in UPC.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Pan Europe Communications NV's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.